Exhibit 99.1

NEWS RELEASE
COMPANY CONTACT
Robert M. Mayer
CFO
(330) 723-5082	World Headquarters
1090 Enterprise Drive
Medina, OH 44256
Phone (330) 723-5082
Fax (330) 723-0694
www.corrpro.com

FOR IMMEDIATE RELEASE

CORRPRO ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2005

     Medina, Ohio, February 15, 2005—Corrpro Companies, Inc. (AMEX:CO), today reported its fiscal 2005 third quarter and fiscal year-to-date results through December 31, 2004.

     Revenues increased over prior year’s periods by 10.8% to $36.5 million for the quarter and by 7.6% to $108.0 million for the year-to-date period. Although revenues increased, gross profit percentages were lower and selling, general, and administrative expenses were higher than in the prior year’s periods. Operating income decreased 15.1% to $2.4 million for the quarter and 14.6% to $8.2 million year-to-date, as compared to $2.8 million and $9.5 million for the prior year’s comparable periods. The Company’s selling, general, and administrative expenses included a charge of $0.8 million as a result of a reduction in force implemented in December 2004.

     After taking into account the mark-to-market warrant adjustments, discontinued operations, and dividends attributable to preferred stock, Corrpro’s net income available to common shareholders was $4.9 million for the third quarter and $3.3 million year-to-date. The Company recorded non-cash mark-to-market adjustments of $4.5 million (income) for the quarter and $0.2 million (expense) year-to-date due to outstanding warrants. The adjustments are based on changes in the price of the Company’s common shares.

     “We experienced another strong quarter of revenue growth as we fulfill our purpose of preserving and sustaining our clients’ assets. Our sales have increased in North America and abroad across service offerings and product lines,” commented Joseph P. Lahey, Corrpro’s Chief Executive Officer and President. “Our overall revenue gains were offset by diminished revenues in some areas and reduced gross profit percentages. To improve our business model and drive further sales growth, we implemented a number of cost cutting and efficiency initiatives. We also launched our Corrpro Compliance Services Division to pursue and develop the resurvey and after-market service opportunities for corrosion control systems and associated infrastructure.”

     As previously announced, the Company is not in compliance with applicable continued listing standards of the American Stock Exchange and there can be no assurances that it will be able to comply. If Corrpro is unable to comply with, or meet an exception to, applicable Exchange requirements as of March 17, 2005, the Exchange is likely to de-list the Company’s common shares from the Exchange. Additional risks and uncertainties regarding the Company’s compliance with the Exchange’s continued listing requirements and the effects if the Company does not maintain compliance are set forth in the Company’s Form 10-Q for the quarter ended December 31, 2004.

     The Company’s financial and other reports which have been filed with the Securities and Exchange Commission are available upon request of the Company and may also be found at the

SEC’s website, www.sec.gov. These reports include the Company’s Form 10-Q for the quarter ended December 31, 2004, which contains additional financial information with respect to the Company’s fiscal 2005 third quarter. Free copies of the Company’s documents filed with the SEC may be obtained by sending a written request to the Company at 1090 Enterprise Drive, Medina, Ohio 44256, Attention: Investor Relations, by telephone at (330) 723-5082, or by email at InvestorRelations@corrpro.com.

     Corrpro, headquartered in Medina, Ohio, with over 30 offices worldwide, is the leading provider of corrosion control engineering services, systems and equipment to the infrastructure, environmental and energy markets around the world. Corrpro is the leading provider of cathodic protection systems and engineering services, as well as the leading supplier of corrosion protection services relating to coatings, pipeline integrity and reinforced concrete structures.

Except for historical information, the matters discussed in this press release are forward-looking statements relating to the business of the Company. The forward-looking statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. The Company believes that the following factors, among others, could affect its future performance and cause its actual results to differ materially from those that are expressed or implied by forward-looking statements, or diminish the liquidity of its common shares: compliance with an SEC injunction related to accounting irregularities; the Company’s mix of products and services; the timing of jobs; the availability and value of larger jobs; qualification requirements and termination provisions relating to government jobs; the effectiveness of the Company’s cost cutting and efficiency initiatives; actual results from the Compliance Services Division; the impact of inclement weather on the Company’s operations; the impact of energy prices on the Company’s and its customers’ businesses; adverse developments in pending litigation or regulatory matters; the impact of existing, new or changed regulatory initiatives; the Company’s ability to satisfy the listing and trading requirements of the AMEX (which, if not satisfied, could result in the suspension of trading or delisting of the Company’s shares from the exchange and could diminish the liquidity of its common shares) or any other national exchange on which its shares are or will be listed or otherwise to provide a trading venue for its shares; the impact of one entity holding a majority of the voting power of the Company; fluctuations in foreign currency rates; the impact of mark-to-market accounting treatment of outstanding warrants; and the impact of changing global political and economic conditions. Further information concerning factors that may affect the Company’s business and performance are set forth in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.

TABLE TO FOLLOW

CORRPRO COMPANIES, INC.
Consolidated Income Statement Data
(In Thousands, Except Per Share Amounts)

	For the Three		For the Nine
	Months Ended		Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues	$36,502	$32,939	$108,035	$100,424

Cost of sales	25,710	22,388	74,913	67,310

Gross profit	10,792	10,551	33,122	33,114

Selling, general & administrative expenses	8,374	7,703	24,967	23,567

Operating income	2,418	2,848	8,155	9,547

Other income (expenses):
Change in fair value of warrants	4,494	—	(168)	—
Other income	648	—	1,046	—
Interest expense	(1,389)	(1,843)	(4,002)	(4,931)

Income (loss) from continuing operations before income taxes	6,171	1,005	5,031	4,616

Provision for income taxes	756	358	1,186	1,366

Income (loss) from continuing operations	5,415	647	3,845	3,250

Discontinued operations:
Income (loss) from operations, net of income taxes	—	(205)	791	(3,809)
Loss on disposals, net of income taxes	—	—	—	(46)

Net income (loss)	5,415	442	4,636	(605)

Dividends attributable to preferred stock	469	—	1,372	—

Net income (loss) available to common stockholders	$4,946	$442	$3,264	$(605)

Loss per share — Basic:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$0.20	$0.07	$0.10	$0.39
Discontinued operations	—	(0.02)	0.03	(0.46)

Net income (loss) available to common stockholders	$0.20	$0.05	$0.13	$(0.07)

Loss per share — Diluted:
Income (loss) from continuing operations (net of dividends attributable to preferred stock)	$0.02	$0.07	$0.10	$0.35
Discontinued operations	—	(0.02)	0.03	(0.41)

Net income (loss) available to common stockholders	$0.02	$0.05	$0.13	$(0.06)